UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2012

PIONEER NATURAL RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O'Connor Blvd., Suite 200, Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

(972) 444-9001
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2012, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Pioneer Natural Resources Company (the “Company”) took the following actions with regard to the compensation of the Company’s “named executive officers” (the executive officers of the Company for whom disclosure was required in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders):

1. The Committee determined not to increase the base salaries of the named executive officers for 2012 compared to 2011.

2. The Committee approved the payout of cash bonus awards to the named executive officers under the Company’s Annual Incentive Bonus Plan, based on the Committee’s assessment of 2011 performance, as follows:

Named Executive Officer	Amount of 2011 Cash Bonus Payout
Scott D. Sheffield	$1,720,800
Timothy L. Dove	849,600
Richard P. Dealy	690,200
Chris J. Cheatwood	564,000
Danny L. Kellum	421,120

3. The Committee established targets for the Company’s named executive officers for 2012 bonuses payable in 2013 under the Company’s Annual Incentive Bonus Plan. The 2012 bonus target is shown as a percentage of 2012 base salary, and the actual amount paid may be at, above (up to 250% of the target) or below the target level:

Named Executive Officer	2011 Bonus Target
Scott D. Sheffield	100%
Timothy L. Dove	100%
Richard P. Dealy	85%
Chris J. Cheatwood	75%
Danny L. Kellum	70%

4. The Committee made awards of restricted stock, performance units and stock options under the Company’s 2006 Long-Term Incentive Plan to the named executive officers, as follows.

Named Executive Officer	Number of Restricted Shares Awarded	Target Number of Performance Units Awarded	Number of Shares Underlying Options Awarded
Scott D. Sheffield	28,085	17,553	36,232
Timothy L. Dove	15,958	7,979	16,470
Richard P. Dealy	9,362	5,851	12,078
Chris J. Cheatwood	7,979	3,990	8,235
Danny L. Kellum	5,319	3,325	6,863

The restricted stock awards will vest on the third anniversary of the date of grant, provided the officer remains employed with the Company. Mr. Sheffield’s and Mr. Kellum’s awards were granted in the form of restricted stock units, which generally have the same terms as the restricted stock, including being settled in Common Stock of the Company after a three-year vesting period.  The vesting of restricted stock and restricted stock units accelerates upon a change in control.

Performance units entitle the recipient to the payment of shares if, and only if, the performance of the Company’s common stock relative to that of the Company’s peers ranks the Company above a “threshold” level. Payouts can range from zero percent to 250 percent of the target number of performance units depending on the Company’s relative ranking. Dividends declared during the performance period will be paid at the end of the three-year performance period only on shares delivered for earned units up to a maximum of target shares. Vesting of unearned performance units accelerates upon a change in control.

The stock options will vest on the third anniversary of the date of grant, provided the officer remains employed with the Company. The options have a ten-year term with an exercise price of $113.76, the most recently reported closing price of the Company’s common stock as of the date immediately prior to the date of grant. Upon the occurrence of a change in control, the options will become immediately exercisable.

              The Committee also determined to recommend to the Board of Directors of the general partner of Pioneer Southwest Energy Partners L.P. (the “Partnership”) that the general partner’s board approve the grant of phantom units to Messrs. Sheffield, Dealy and Kellum that, upon vesting, would entitle the recipient to receive common units of the Partnership. The Committee recommended that Mr. Sheffield be granted 24,618 phantom units, that Mr. Dealy be granted 8,206 phantom units and that Mr. Kellum be granted 4,663, and that the phantom units provide that they would vest on the third anniversary of the date of grant, provided the officer remains employed with the general partner or any of its affiliates, including the Company. On February 22, 2012, the Board of Directors of the general partner approved the grants of phantom units as recommended by the Committee.

5. The Committee made special retention grants of restricted stock awards under the Company’s 2006 Long-Term Incentive Plan to certain of the named executive officers, as follows.

Named Executive Officer	Number of Restricted Shares Awarded
Timothy L. Dove	31,915
Richard P. Dealy	23,404
Chris J. Cheatwood	15,957
Danny L. Kellum	13,298

The restricted stock awards will vest in equal one-third increments on each of the third, fourth and fifth anniversaries of the date of grant, provided the officer remains employed with the Company. Mr. Dove’s and Mr. Kellum’s awards were granted in the form of restricted stock units, which generally have the same terms as the restricted stock awards, including the vesting schedule. The vesting of the retention awards would accelerate upon a change in control.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

	By:	/s/ Frank W. Hall
Frank W. Hall,
Vice President and Chief Accounting
Officer

Dated: February 28, 2012